EXHIBIT 10.25

CF INDUSTRIES HOLDINGS, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement, dated as of July 31, 2007 (this “Amendment”), is by and among CF INDUSTRIES HOLDINGS, INC., a Delaware corporation (“Parent”), as a Loan Guarantor, the other Loan Guarantors party hereto, CF INDUSTRIES, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.  All capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Credit Agreement (as defined below), as amended hereby.

W I T N E S S E T H:

WHEREAS, Parent, the other Loan Guarantors, the Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of August 16, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the parties wish to amend certain provisions of the Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree in its entirety as follows:

1.             Amendments to Credit Agreement.

1.1           The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended by amending and restating the pricing table contained therein in its entirety as follows:

Level	Average Availability	ABR Spread	Eurodollar Spread	Commitment Fee Rate
I	≥ $100,000,000	0.00%	1.25%	0.25%
II	< $100,000,000	0.25%	1.50%	0.25%

1.2           The definitions of “Maturity Date” and “Permitted Capital Expenditure Amount” are hereby amended and restated in their entirety as follows:

“Maturity Date” means July 31, 2012 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Permitted Capital Expenditure Amount” means as of any date of determination thereof with respect to any Capital Expenditure, (a) if the average daily Cash Availability Amount for the most recent month (or, if earlier, any prior month) (the “triggering month”) is less than $135,000,000, then until such time as the average daily Cash Availability Amount for three consecutive months is greater than or equal to $135,000,000, $120,000,000 during the twelve-month period commencing on the first day of the month next succeeding such triggering month and, following the completion of such twelve-month period, during the trailing twelve-month period ending on the last day of each month thereafter and (b) at all other times, an unlimited amount.

1.3           The definition of “Permitted Investments” set forth in Section 1.01 of the Credit Agreement is hereby amended by amending and restating clause (g) thereof in its entirety as follows:

(g)           investments in money market funds that invest 95% of their assets in investments of the type described in the immediately preceding subsections (a), (b), (c), (d), (e) and (f) above.

1.4           The introductory clause of Section 5.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

The Borrower will furnish to the Administrative Agent (for delivery to each Lender, provided that items delivered pursuant to clauses (j) and (k) below will be made available solely to the Administrative Agent as specified in such clauses):

1.5           Clauses (g), (h) and (i) of Section 5.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:

(g)           as soon as available but in any event within fifteen (15) Business Days after the end of each calendar quarter (or, (i) if either (x) the outstanding Borrowings exceed zero during any calendar month or (y) the LC Exposure exceeds $5,000,000 during any calendar month, within fifteen (15) Business Days after the end of such month and (ii) if the Cash Availability Amount is less than $50,000,000, within five (5) Business Days after the end of each calendar week), and at such other times as may be reasonably requested by the Administrative Agent following the occurrence and during the continuance of an Event of Default, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided, that the Borrower shall only be required to use commercially reasonable efforts to provide updated information with respect to Eligible Inventory more frequently than monthly; provided, further, that the PP&E Component of the Borrowing Base shall be updated (i) from time to time upon receipt of periodic valuation updates received from the Administrative Agent’s asset valuation experts, (ii) concurrent with the sale of any assets constituting part of the PP&E Component, or (iii) upon notice from the Administrative Agent, in the event that the value of such assets is materially impaired, as determined in the Administrative Agent’s Permitted Discretion;

(h)           as soon as available but in any event within fifteen (15) Business Days after the end of each calendar quarter (or, if the Revolving Credit Exposure of the Lenders exceeds zero during any calendar month, within fifteen (15) Business Days after the end of such month) and at such other times as may be reasonably requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file (not in an Adobe *.pdf file):

(i)            a summary aging of the Borrower’s Accounts, reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, account number, and balance due for each Account Debtor;

(ii)           a schedule detailing the Borrower’s Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower are deemed by the Administrative Agent to be appropriate, (2) including a report of any Inventory adjustments in excess of $5,000,000 since the last Inventory schedule, and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)          a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the ineligibility criteria serving as the basis for such exclusion;

(iv)          a reconciliation of the Borrower’s Accounts and Inventory between the amounts shown in the Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)           a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance under this Agreement;

(i)            as soon as available but in any event within fifteen (15) Business Days after the end of each calendar quarter (or, if the Revolving Credit Exposure of the Lenders exceeds zero during any calendar month, within fifteen (15) Business Days after the end of such month) and at such other times as may be reasonably requested by the Administrative Agent, as of the period then ended, a schedule and aging of the Borrower’s accounts payable, delivered electronically in a text formatted file (not in an Adobe *.pdf file);

1.6           Clause (o) of Section 6.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(o)           Indebtedness of the Borrower and/or the Parent in an aggregate principal amount not exceeding $500,000,000, determined without duplication, and having terms satisfactory to the Administrative Agent in its sole discretion, and extensions, renewals, refinancings and replacements of such Indebtedness in accordance with clause (l) hereof; which Indebtedness shall be unsecured except as permitted under Section 6.02(t);

1.7           Clause (t) of Section 6.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(t)            to the extent approved by the Administrative Agent in its sole discretion, Liens securing Indebtedness permitted under Section 6.01(o) in an aggregate principal amount not to exceed $250,000,000 at any time outstanding, which Liens, (i) to the extent attaching to any Collateral, shall be subordinate to any Liens securing the Obligations on terms acceptable to the Administrative Agent in its sole discretion and (ii) to the extent attaching to any operating facility of the Loan Parties in which any Collateral is from time to time located (and if required by the Administrative Agent), shall be subject to an access agreement with the Administrative Agent on terms reasonably acceptable to the Administrative Agent;

1.8           The first sentence of clause (d) of Section 9.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral or any Loan Guarantee executed by any Subsidiary Guarantor (i) upon the termination of the Aggregate Commitment, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations), the cash collateralization of all LC Exposure in a manner reasonably satisfactory to each affected Issuing Bank and the cash collateralization of all Swap Obligations constituting Unliquidated Obligations in a manner reasonably satisfactory to each affected holder of Swap Obligations, (ii) constituting a Subsidiary Guarantor or property being sold, transferred or disposed of if the Loan Party disposing of such Subsidiary Guarantor or property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party has at any time during the term of this Agreement owned any interest, (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated, (v) owned by or leased to any Loan Party which is subject to a purchase money security interest or which is a Capital Lease Obligation, in either case, permitted by Section 6.01, (vi) as required to effect any sale or other disposition of such Subsidiary Guarantor or Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII or (vii) constituting the Donaldsonville Real Estate and/or any equipment or fixtures located thereon.

1.9           Schedule 6.03 (Permitted Dispositions) to the Credit Agreement is hereby amended and restated in its entirety by Schedule 6.03 attached hereto.

2.             No Other Amendments or Waivers.

This Amendment, and the terms and provisions hereof, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous amendments relating to the subject matter hereof.  Except for the amendments to the Credit Agreement expressly set forth in Section 1 hereof, the Credit Agreement shall remain unchanged and in full force and effect.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of or as an amendment of, any right, power, or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents as in effect prior to the date hereof, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents.  The agreements set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance under the Credit Agreement or other Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

3.             Conditions Precedent.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

3.1           Execution of Amendment.  Each Loan Party, the Administrative Agent and each Lender shall have duly executed and delivered this Amendment.

3.2           Secretary’s Certificate.  The Loan Parties shall have delivered to the Administrative Agent a certificate of the secretary or assistant secretary of each Loan Party dated as of the Closing Date and certifying that attached thereto are true and complete copies of resolutions duly adopted by its board of directors (of equivalent body) authorizing the execution, delivery and performance of this Amendment.

3.3           No Existing Defaults.  After giving effect to this Amendment, no Default or Event of Default shall exist as of the date hereof.

3.4           Payment of Fees, Costs and Expenses.  The Borrower shall have paid to the Administrative Agent all accrued and unpaid fees, costs and expenses to the extent then due and payable pursuant to Section 9.03 of the Credit Agreement and as otherwise separately agreed upon between the Borrower and the Administrative Agent.

4.             Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into this Amendment, each Loan Party represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof, both immediately before and after giving effect to this Amendment:

4.1           The execution, delivery and performance by each Loan Party of this Amendment (a) are within its corporate, company or other organizational power and have been duly authorized by all necessary corporate, company or other organizational action, (b) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or waived and those the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect, (c) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any of its Subsidiaries or any order of any Governmental Authority, except as could not reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any asset of any Loan Party (other than any Lien created under the Loan Documents) or any of its Subsidiaries.

4.2           Each of the Credit Agreement as amended by this Amendment, and the other Loan Documents when delivered under the Credit Agreement, are the legal, valid and binding obligations of each Loan party, enforceable against each Loan Party in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity;

4.3           This Amendment has been duly executed and delivered by such Loan Party;

4.4           After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, complete and accurate in all material respects as of the date hereof (except, in each case, to the extent that such representatives and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects of such earlier date); and

4.5           After giving effect to this Amendment, no Default or Event of Default exists; and

5.             Affirmation of Guarantee.

By executing this Amendment, each Loan Guarantor hereby acknowledges, consents and agrees that all of its obligations and liabilities under the provisions of each Loan Document to which it is a party remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liabilities under Article X of the Credit Agreement or any of the other Loan Documents to which it is a party.

6.             Miscellaneous.

6.1           Loan Document.  This Amendment shall be a Loan Document for all purposes.

6.2           Captions.  Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment.

6.3           GOVERNING LAW.  THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS.  WHENEVER POSSIBLE EACH PROVISION OF THIS AMENDMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AMENDMENT SHALL BE PROHIBITED BY OR INVALID UNDER SUCH LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AMENDMENT.

6.4           Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.  Counterparts delivered by facsimile or other electronic transmission shall be deemed originals for all purposes.

6.5           Successors and Assigns.  This Amendment shall be binding upon the Loan Parties, the Administrative Agent, the Lenders and their respective successors and assigns, and shall inure to the sole benefit of the Loan Parties, the Administrative Agent, the Lenders and the successors and assigns of such parties.

6.6           References.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended by this Amendment.  Upon the effectiveness of this Amendment, each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended by this Amendment.

6.7           Continued Effectiveness.  Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Credit Agreement.  The Credit Agreement and each of the Loan Documents, as amended hereby, shall remain in full force and effect.

[Signature pages follow]

CF INDUSTRIES HOLDINGS, INC.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

CF INDUSTRIES, INC., as the Borrower

By:	/s/ RANDALL W. SELGRAD
Name:	Randall W. Selgrad
Title:	Treasurer

CF INDUSTRIES HOLDINGS, INC., as a Loan Guarantor

By:	/s/ RANDALL W. SELGRAD
Name:	Randall W. Selgrad
Title:	Treasurer

MATLOK FERTILIZER COMPANY, INC., as a Loan Guarantor

By:	/s/ RANDALL W. SELGRAD
Name:	Randall W. Selgrad
Title:	Treasurer

PHOSACID SERVICE & SUPPLY, INC., as a Loan Guarantor

By:	/s/ RANDALL W. SELGRAD
Name:	Randall Selgrad
Title:	Treasurer

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank, Lender and Swingline Lender

By:	/s/ PATRICK J. FRAVEL
Name:	Patrick J. Fravel
Title:	Vice President

AgStar Financial Services, PCA, as a Lender

By:	/s/ TROY MOSTAERT
Name:	Troy Mostaert
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ DANIEL R. PETRIK
Name:	Daniel R. Petrik
Title:	Senior Vice President

CITICORP USA, INC., as a Lender

By:	/s/ JAMES N. SIMPSON
Name:	James N. Simpson
Title:	Vice President

CoBank, ACB, as a Lender

By:	/s/ S. RICHARD DILL
Name:	S. Richard Dill
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ ALISON P. TRAPP
Name:	Alison P. Trapp
Title:	Duly Authorized Signatory

Harris, N.A., as a Lender

By:	/s/ JOHN STICHNOTH
Name:	John Stichnoth
Title:	Vice President

LaSalle Bank, N.A., as a Lender

By:	/s/ CHRISTOPHER L. COLLINS
Name:	Christopher L. Collins
Title:	First Vice President

NATIXIS, formerly known as Natexis Banques Populaires, as a Lender

By:	/s/ STEPHEN A. JENDRAS
Name:	Stephen A. Jendras
Title:	Managing Director

By:	/s/ ALISA TRANI
Name:	Alisa Trani
Title:	Associate Director

RZB Finance LLC, as a Lender

By:	/s/ CHRISTOPH HOEDL
Name:	Christoph Hoedl
Title:	Group Vice President

By:	/s/ SHIRLEY RITCH
Name:	Shirley Ritch
Title:	Assistant Vice President

Wells Fargo Bank, N.A., as a Lender

By:	/s/ EDWARD L. COOPER III
Name:	Edward L. Cooper III
Title:	Senior Vice President

Schedule 6.03

Permitted Dispositions

1.             Sale or other disposition of the Borrower’s former terminal located in Hayes, Illinois, and related assets to any Person approved by the Borrower’s board of directors.

2.             Transfer or other disposition of all or a portion of the real property subject to that certain Option to Purchase Agreement, dated as of August 28, 2002, by and between the Borrower and the Industrial Development Board of the City of Donaldsonville, Louisiana, Inc., as amended, supplemented or otherwise modified from time to time, to any Person approved by the Borrower’s board of directors.

3.             Sale, transfer or other disposition of real or personal property subject to the Pooling Agreement in accordance with the terms thereof.

4.             Sale or disposition of Borrower’s former terminal located at Port Huron, Michigan

5.             Sale or disposition of Borrower’s former terminal at Joliet, Illinois

6.             Sale or disposition of Borrower’s real property located in Long Grove, Illinois, together with the buildings and other personal property located thereon

7.             Sale or disposition of Borrower’s excess land at the Hardee Phosphate Complex

8.             Sale or disposition of Borrower’s Bartow Operations